Exhibit 10.2

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

US$5,000,000	June 15, 2017

Boston, Massachusetts

FOR VALUE RECEIVED, GI DYNAMICS, INC., a Delaware corporation (“Payor”), hereby promises to pay to the order of CRYSTAL AMBER FUND LIMITED (the “Holder”), the principal sum of Five Million dollars (US$5,000,000) with interest on the outstanding principal amount at the rate of five percent (5%) per annum, compounded annually based on a 365-day year. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or, if permitted by the terms of the Note, converted pursuant to Section 2 below.

1. PAYMENT AND MATURITY

(a) Reference is hereby made to the Note Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith between Payor and Holder. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

(b) If this Senior Secured Convertible Promissory Note (this “Note”) has not already been paid in full or, if permitted by the terms of this Note, converted in accordance with the terms of Section 2(a), 2(b) or 2(c) below, the entire outstanding principal balance of this Note and all unpaid accrued interest thereon shall be due and payable on December 31, 2018 (the “Maturity Date”). All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

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(c) Upon the occurrence and during the continuance of any Event of Default, the principal balance of this Note shall bear interest at the rate of eight percent (8%) per annum, including after the commencement of, and during the pendency of, any bankruptcy or other insolvency proceeding.

2. CONVERSION

(a) Automatic Conversion upon Qualified Financing. Subject to Section 2(d) hereof, if, at any time prior to December 31, 2018, Payor issues and sells shares of its common stock, par value $0.01 per share (the “Common Stock”) or CHESS Depositary Interests (with each CDI representing 1/50th of a share of Common Stock) (“CDIs”) to investors (the “Investors”) in a Qualified Financing (as defined herein) and this Note has not been paid in full, then the entire unpaid principal amount of this Note, together with any interest accrued but unpaid thereon (such principal amount and interest, the “Outstanding Amount”), shall automatically convert into CDIs at a conversion price (the “Conversion Price”) equal to the price per CDI of the CDIs issued and sold at such Qualified Financing (or, if only Common Stock is issued and sold in such Qualified Financing, a conversion price equal to the price per share of such Common Stock proportionately adjusted to reflect the ratio of CDIs to Common Stock in effect at the time of such Qualified Financing or, if another security of the Payor is issued and sold in such Qualified Financing, a conversion price equal to the price of such security proportionately adjusted to reflect the ratio of CDIs to such security in effect at the time of such Qualified Financing). “Qualified Financing” means a round of equity financing of Common Stock or CDIs in a single transaction or a series of related transactions involving the issuance of the Payor’s securities to one or more investors which raises gross proceeds to the Payor of at least $10,000,000 in the aggregate (excluding proceeds from this Note). Subject to Section 2(d) hereof, the number of CDIs to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Outstanding Amount by (ii) the price per CDI rounded to the nearest whole CDI. Upon such conversion, the Holder will execute such agreements as may be entered into by purchasers of CDIs, shares of Common Stock or other securities, as applicable, in the Qualified Financing generally. For the avoidance of doubt, no Investor in such Qualified Financing shall receive rights or preferences that are more favorable than those provided to the Holder.

(b) Optional Conversion. Subject to Section 2(d) and Section 6(c) of this Note, the Holder shall have the option (the “Conversion Option”), but not the obligation, at any time after the date hereof and prior to December 31, 2018, exercisable upon written notice to the Payor, to (a) convert all (but not less than all) of the Outstanding Amount into the number of CDIs equal to the quotient obtained by dividing (x) the Outstanding Amount by (y) the price per CDI equal to the volume weighted average bid closing price of the Payor’s CDIs on the Australian Securities Exchange (the “ASX”) for the five (5) trading days ending immediately prior to business day that the Payor’s receipt of the Holder’s written notice to convert (regardless if received during the trading hours or after) (such conversion price, the “CO Conversion Price”).

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(c) Change of Control. Upon the consummation of a Change of Control (that is not the result of a Qualified Financing) prior to December 31, 2018 in which the Payor’s stockholders receive cash consideration, the Holder shall receive an amount in cash equal to all unpaid interest that has accrued to date hereunder and 110% of the entire unpaid principal amount of this Note in full satisfaction of all obligations under the Note. Upon the consummation of a Change of Control (that is not the result of a Qualified Financing) prior to December 31, 2018 in which the consideration received by the Payor’s stockholders consists of non-cash consideration, including, without limitation, securities, the Holder shall, subject to Section 2(d) hereof, have the Conversion Option set forth in Section 2(b) hereof. A “Change of Control” means any transaction or series of related transactions that could result in any of the following: (i) the sale of all or substantially all of the assets of the Payor to any person or related group of persons (other than the Holder or a person that directly or indirectly controls, is controlled by, or is under common control with, the Holder), (ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Payor or the Holder or a person that directly or indirectly controls, is controlled by, or is under common control with, the Payor or the Holder) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Payor’s outstanding securities pursuant to a tender or exchange offer made directly to the Payor’s stockholders, (iii) a merger or consolidation of the Payor, other than for the purpose of re-domiciling the Payor, unless following such transaction or series of transactions, the holders of the Payor’s securities prior to the first such transaction continue to hold more than fifty percent (50% percent) of the voting rights and equity interests in the surviving entity, (iv) a recapitalization, reorganization or other transaction involving the Payor that constitutes or results in a transfer of more than one-third of the equity interests in the Payor, unless following such transaction or series of transactions, the holders of the Payor’s securities prior to the first such transaction continue to hold more than fifty percent (50%) of the voting rights and equity interests in the surviving entity or acquirer or (v) the execution by the Payor or its controlling stockholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

(d) Stockholder Approval. Notwithstanding anything to the contrary contained herein or in the Note Purchase Agreement, in the event that the rules of the ASX (or any other exchange on which the CDIs or Common Stock is then traded) require the Payor to obtain stockholder approval to issue CDIs pursuant to Section 2(a) or Section 2(b) or Section 2(c) hereof, the Payor shall convene a meeting of stockholders to seek approval to issue those CDIs or Common Stock. If such approval is not obtained at such meeting, the Holder shall instead become entitled to receive an amount in cash equal to all unpaid (and unconverted) interest that has accrued to date hereunder and 110% of the entire unpaid (and unconverted) principal amount of this Note in full satisfaction of all obligations under the Note, and such amounts shall be due and payable upon the earlier of (i) the Maturity Date, or (ii) the date that is six months following the date of the stockholders’ meeting at which such approval is not obtained. For the avoidance of doubt, while the Payor is listed on the ASX and the rules of the ASX require the Payor to obtain stockholder approval to issue CDIs, no conversion may occur under this Note, and no CDIs or Common Stock may be issued pursuant to Section 2(a) or Section 2(b) or Section 2(c) hereof, unless and until the Payor has obtained stockholder approval pursuant to this Section 2(d).

(e) Fractional Shares. No fractional shares of Payor’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, Payor will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

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Upon conversion of this Note pursuant to Section 2, Holder shall surrender this Note, duly endorsed, at the principal offices of Payor. At its expense, Payor will, as soon as practicable thereafter, issue and deliver to Holder, at Holder’s address set forth on the first page hereto or such other address requested by Holder, a certificate or certificates or holding statement (as applicable) for the number of shares of Common Stock or CDIs to which Holder is entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as a result of any fractional shares as described herein.

(f) Holder Representations and Warranties; Transfer and Assignment. The representations and warranties and rights and obligations of transfer and assignment of Holder that are set forth in Section 4 of the Purchase Agreement with respect to the shares of Common Stock or CDIs issuable to Holder are hereby made a part of this Note and incorporated herein by this reference.

(g) Restriction on Transfer. Notwithstanding any other provision of this Note, the Purchase Agreement or the Security Agreement, the Holder may not sell or transfer any shares of Common Stock or CDIs issued to the Holder pursuant to Section 2(a) or Section 2(b) or Section 2(c) hereof (“Restricted Securities”), or grant, issue or transfer interests in, or options over, any Restricted Securities, at any time within 12 months after the issue of those Restricted Securities (“Restricted Period”) except as permitted by section 708 or any other applicable section of the Corporations Act 2001 (Cth). Before commencement of the Restricted Period, to prevent any such restricted dealings in the Restricted Securities during the Restricted Period, the Holder agrees to (i) the application of a holding lock to the Restricted Securities by the Payor’s securities registry for the Restricted Period, and (ii) enter into any other documents reasonably necessary to prevent any such restricted dealings in the Restricted Securities during the Restricted Period.

3. DEFAULT; REMEDIES

(a) The occurrence of any Event of Default described in Section 5.1 of the Purchase Agreement shall be an Event of Default hereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall, at the option of the Holder, and, upon the occurrence of any Event of Default pursuant to Sections 5.1(b), (c) or (d) of the Purchase Agreement, automatically, be immediately due, payable and collectible by Holder pursuant to applicable law. Subject to Section 5(c) of the Security Agreement dated as of the date hereof between the Payor and the Holder (“Security Agreement”), the Holder shall have all rights and may exercise all remedies available to it under law, successively or concurrently.

(c) Upon the occurrence and during the continuance of any Event of Default, Payor shall pay, on demand, all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

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4. PREPAYMENT. Payor may not prepay this Note prior to the Maturity Date without the consent of the Holder, except to the extent permitted pursuant to Section 2(c) and Section 2(d) hereof.

5. NON-TRANSFERABLE. The Holder may not sell or transfer this Note, or grant, issue or transfer interests in, or options over, this Note at any time within 12 months after the date hereof except as permitted by section 708 or any other applicable section of the Corporations Act 2001 (Cth).

6. FUNDAMENTAL TRANSACTIONS; CORPORATE EVENTS.

(a) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Payor effects any merger or consolidation of the Payor with or into another person pursuant to which the Common Stock is effectively converted and exchanged, (ii) the Payor effects any sale of all or substantially all of its assets in one or a series of related transactions pursuant to which the Common Stock is effectively converted and exchanged, (iii) any tender offer or exchange offer (whether by the Payor or another person) is completed pursuant to which at least a majority of the outstanding Common Stock is tendered and exchanged for other securities, cash or property or (iv) the Payor effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 5(a) above) (in any such case, a “Fundamental Transaction”), then prior to any subsequent conversion of this Note, and subject to the provisions of Section 2(c) hereof, the Holder shall be entitled to require the surviving entity to issue to the Investor an instrument identical to this Note (with an appropriate adjustment to the conversion price(s)) such that the Holder may receive stock (or a beneficial interest in stock) of the surviving company’s stock. Subject to the provisions of Section 2(c) hereof, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(b) Notice of Corporate Events. If the Payor (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any shares of the Payor or any subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Payor, then the Payor shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten (10) business days prior to the applicable record or effective date on which a person would need to hold Common Stock or CDIs in order to participate in or vote with respect to such transaction, and the Payor will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

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(c) Subsequent Equity Sales. Notwithstanding any provision of this Note to the contrary, in the event that the Company issues any CDIs or Common Stock or any security that is exchangeable or convertible into CDIs or Common Stock (“Additional Securities”) at a price (the “AD Conversion Price”) per CDI (or equivalent number of shares of Common Stock) that is less than the Existing Conversion Price (or the equivalent for shares of Common Stock) in an equity financing other than a Qualified Financing, then the CO Conversion Price may be reduced as provided in this Section 6(c).

(i) For a period of time (the “Specified Expiration Period”) commencing on the date of the closing of the issuance of the Additional Securities and expiring on the date that is thirty (30) days after the date that Payor delivers a notice (such notice being an “Additional Securities Notice”) describing the material terms and conditions of such transaction (but in any event, not less than 30 days after the issuance of the Additional Securities), the CO Conversion Price shall be reduced so that during such period it will not be more than an amount (the “CO Maximum Amount”) equal to the following: Existing Conversion Price * (A+B) / (A+C).

(ii) For purposes of this Note, the following terms shall have the definitions ascribed thereto in this subsection:

(1) “A” shall mean the number of CDIs (plus the number of CDIs representing the issued and outstanding shares of Common Stock (with each CDI representing 1/50th of a share of Common Stock)), deemed to be outstanding immediately prior to the issuance of the Additional Securities (including all shares of outstanding Common Stock, all shares of outstanding preferred stock on an as-converted basis, and all outstanding options, warrants or similar instruments on an as-exercised or converted basis, including the CDIs or shares of Common Stock underlying this Note).

(2) “B” shall mean the aggregate cash consideration received by Payor at the closing of the issuance of Additional Securities (together with such additional cash amounts payable with respect to any exercise or conversion of Additional Securities for shares of Common Stock or CDIs if such amount is then less than the Existing Conversion Price) divided by the Existing Conversion Price.

(3) “C” shall mean the number of CDIs underlying the Additional Securities in such issuance, including for this purpose the number CDIs representing the number of shares of Common Stock underlying such Additional Securities (with each CDI representing 1/50th of a share of Common Stock).

(4) “Existing Conversion Price” shall mean the CO Conversion Price in effect immediately prior to the issuance of the Additional Securities.

(5) “Pre Sale Pro Rata Percentage” shall mean a percentage equal to (x) the number of CDIs that are owned by the Holder (excluding the CDIs or shares of Common Stock underlying this Note) immediately prior to the issuance of the Additional Securities (the “Holder’s Existing Ownership”); (y) divided by A, which for purposes hereof excludes securities issuable upon conversion of the Note.

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(6) “Post Sale CDIs” shall mean the number of CDIs outstanding determined on a fully diluted basis (including the CDIs or shares of Common Stock underlying this Note that become exercisable pursuant to clause (iv) below) and including for this purpose the number CDIs representing the number of shares of Common Stock underlying such Additional Securities (with each CDI representing 1/50th of a share of Common Stock).

(iii) The Payor agrees that it will provide each Additional Securities Notice to the Holder promptly after the issuance of Additional Securities, including a calculation in reasonable detail of the CO Maximum Amount.

(iv) The number of CDIs that the Holder may elect to have issued in accordance with Section 2(b) of this Note at the CO Conversion Price as reduced by this Section 6(c) shall not be more than the amount that, when combined with the Holder’s Existing Ownership, would result in the Holder’s ownership percentage of the Post Sale CDIs exceeding its Pre Sale Pro Rata Percentage.

7. WAIVER; PAYMENT OF FEES AND EXPENSES. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

8. CUMULATIVE REMEDIES. Holder’s rights and remedies under this Note, the Purchase Agreement and the Security Agreement shall be cumulative. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

9. OTHER INDEBTEDNESS. Without the prior written consent of the Holder, no Indebtedness of the Payor shall be senior in any respect to the Indebtedness represented by this Note. “Indebtedness” means obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money, (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or contract for borrowed money and (d) guarantees of the types of obligations described in paragraphs (a) though (c) above which are presently due, or which are or may become due in the future.

10. MISCELLANEOUS

(a) Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York, and to be performed entirely within the State of New York.

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(b) Exclusive Jurisdiction. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the State of New York, County of New York. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; and (ii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

(c) Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Payor may not assign this Note or delegate any of its obligations hereunder without the written consent of the Holder. Subject to Section 5 hereof, the Holder may assign this Note and its rights hereunder without the consent of the Payor, subject to compliance with Section 4 of the Purchase Agreement.

(d) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

(e) Notices. All notices required or permitted hereunder by the Holder of this Note to Payor shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the principal offices of the Payor, to the attention of the Chief Executive Officer or the Chief Financial Officer, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. Any refusal of delivery of a notice by Payor shall be deemed to have been delivered.

(f) Amendment; Modification; Waiver. No term of this Note may be amended, modified or waived without the written consent of the Payor and Holder. Further, while the terms of any waiver granted by ASX in respect of this Note, the Purchase Agreement or the Security Agreement remains applicable to the Payor, any variation to the terms of this Note which is not a minor change or which is inconsistent with the terms of any relevant waiver granted by ASX to the Payor must be approved by the Payor’s ordinary securityholders.

(g) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

8.

IN WITNESS WHEREOF, the parties have executed this CONVERTIBLE PROMISSORY NOTE as of the date first written above.

GI DYNAMICS, INC.

By:	/s/ Scott Schorer
Name:	Scott Schorer
Title:	President & CEO

AGREED TO AND ACCEPTED:

CRYSTAL AMBER FUND LIMITED

By:	/s/ Kevin Smith
Name:	Kevin Smith
Title:	Alternative Director
Crystal Amber Asset Management (Guernsey)
Limited as Investment Manager of Crystal Amber Fund Limited